EXHIBIT 99.1

EAGLE BANCORP, INC. ANNOUNCES CASH DIVIDEND

BETHESDA, Md., March 26, 2020 (GLOBE NEWSWIRE) -- Eagle  Bancorp, Inc. (the “Company”) (NASDAQ: EGBN), the parent  company for EagleBank, today  announced a cash dividend for the first quarter of 2020, in the amount of $0.22 per share.  The cash dividend will be payable on April 30, 2020 to shareholders of record on April 15, 2020.

“We are pleased to announce the continuation of a quarterly cash dividend payment to shareholders,” noted Susan G. Riel, President and Chief Executive Officer of the Company.  Ms. Riel continued, “Our strong capital position enables us to provide shareholders with a tangible return in the form of a quarterly cash dividend.”

About Eagle Bancorp: The  Company is the  holding company  for EagleBank, which commenced operations in 1998.  The Bank is headquartered in Bethesda, Maryland, and operates through twenty branch offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and  individuals in its marketplace.

Caution About Forward-Looking Statements
This  press  release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to  future  trends, plans, events or results of Company operations and policies and regarding general economic conditions. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions, including the impacts  of  the novel coronavirus pandemic and  the  volatility and uncertainty in global markets and economies. Because of these uncertainties and the  assumptions on which  the forward-looking statements are based, actual future  operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. For details on factors  that could  affect  these  expectations, see the risk  factors and other cautionary language included in the  Company’s Annual Report on Form 10-K for the year  ended December 31, 2019,  and other filings with the SEC. Except as required by law, the Company  does not undertake to update forward-looking statements contained in this release.

EagleBank Contact
Michael T. Flynn
301.986.1800